UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: April 22, 2008

VERSA CARD, INC.
(Exact name of registrant as specified in its charter)
Formerly Intrepid Global Imaging 3D, Inc.

DELAWARE
(State or other jurisdiction of incorporation or organization)

000-27407	98-0187705
(Commission File Number)	(IRS Employer Identification Number)

William R. Dunavant, Chief Executive Officer / Chief Financial Officer

1615 Walnut Street, 3 rd Floor, Philadelphia, PA 19103
(Address of principal executive offices)

(215) 972-1601.
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01 Other Events

The Company has become aware that Richard Specht has been filing 8-K’s on behalf of the Company without authorization and which contain false information. It has come to the Company’s attention that Mr. Specht is acting for undisclosed principal, Rene Hamouth, of Vancouver, Canada and that Mr. Specht, at the direction of Mr. Hamouth, has filed 10-K’s and other filings. In the last week, Mr. Hamouth has claimed to numerous people that he is the control person for the Company and further claims to be the owner of the Company However, none of which is disclosed in the Company’s filings which were filed by Mr. Specht. Furthermore, the Company has learned that Mr. Specht is the undisclosed nominee of Mr. Hamouth, takes all his directions from Mr. Hamouth and has failed to disclose this in the Company’s filings. In addition, Mr. Specht has caused the Company to file its 2007 10-K’s without the authorization of the Company’s CEO who Mr. Specht added his signature without authority.

In addition it has been discovered that Mr. Specht has included in the Company’s 10-K misleading share tables. For example, Mr. Specht represented in the 10-K that there are 6,906,579 shares of common stock issued and outstanding. Despite this, in Item 11, the Company has reported that the MacKay Group owns 18,000,000 shares which, of course, is in excess of 6,906,579 shares. The Company’s transfer agent also does not agree with the statement that there are only 6,906,579 shares issued and outstanding.

Mr. Specht and Mr, Hamouth have made threats to other officers, directors and attorneys threatening legal action and in doing so, Mr. Hamouth has continued in his representations that he owns and controls this Company despite the fact that such facts are not disclosed in any of the Company’s filings and that he does not have the authority to act on behalf of the Company.

The Company is now interviewing legal counsel and fully expects to file suit against Mr. Hamouth and Mr. Specht and possibly others to correct these deficiencies. The public is hereby on notice that any filings by Mr. Specht and/or Mr. Hamouth are completely unauthorized and are not to be relied on in any way whatsoever with respect to the Company.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized

VERSA CARD, INC

formerly Intrepid Global Imaging 3D, Inc.

Signature	Date

By: /s/ William R. Dunavant	April 22, 2008
Name: William R. Dunavant
Title: Interim CEO